QuickLinks -- Click here to rapidly navigate through this document
Contacts:	Kristi Rawlinson SeeBeyond 650-622-2128 krawlinson@seebeyond.com	John Ahearne General Motors 313-667-4558 john.ahearne@gm.com

GENERAL MOTORS SELECTS SEEBEYOND AS THE GLOBAL STANDARD
FOR ENTERPRISE-WIDE INTEGRATION SOLUTIONS

    DETROIT and REDWOOD SHORES, CA, March 19, 2001—General Motors Corp. (NYSE: GM) and SeeBeyond (Nasdaq: SBYN), the leading global provider of eBI (eBusiness Integration) solutions, today announced that GM has selected SeeBeyond as its global standard for enterprise application integration (eAI). Providing application connectivity to enable the seamless, instantaneous flow of information both within the enterprise, and out to suppliers and customers, eAI provides General Motors with a key transformation technology to further enable eBusiness initiatives.

    Chosen for its scalability, reliability, rapid time-to-market and comprehensive product platform, SeeBeyond's eBusiness Integration Suite will allow GM to leverage its current and future IT investments. These investments will facilitate the end-to-end integration of GM's business-to-consumer; internal, legacy and new commercial software packages; and business-to-business initiatives. Enabling these external linkages throughout GM's supply chain, the SeeBeyond eBI suite will provide connectivity to suppliers through SupplyPower, GM's portal for direct supplier communications. It will also include linkages to Vector, GM's strategic logistics management partner, and to electronic market exchanges such as Covisint.

    "The selection of an eAI solution provides General Motors with one of the key enablers to support the continued eBusiness journey we began several years ago," said Ralph Szygenda, Group Vice President and CIO for General Motors. "We have process reengineering initiatives in motion within virtually all facets of the company to substantively transform GM into a digital corporation and capitalize on Internet technologies. That transformation cannot happen without application integration. With SeeBeyond, I believe we have a world-class solution to our eAI needs."

    SeeBeyond will initially implement its eBI solutions for systems involved in GM's Order-to-Delivery (OTD) initiative. The OTD initiative is focused on putting into place the processes and systems needed for reliable delivery of vehicles to dealers in a short period of time. To accomplish this, GM must streamline and optimize the processes involved in fulfilling orders, purchasing materials, scheduling manufacturing and materials, and transporting vehicles.

    "SeeBeyond solutions will also help with GM's supply chain, where the lack of integration often results in a lack of both real-time access to mission-critical information and optimization of key business processes," said Jim Demetriades, founder, chairman and CEO for SeeBeyond. "SeeBeyond will provide a platform to assist GM in addressing these supply chain issues and give the company additional cost-effective opportunities to streamline processes and ultimately improve customer satisfaction."

    "This selection marks a significant milestone in our company's 10 year history, and having been made the global eAI standard by the world's largest company, further validates our unique ability to manage the flow of information on a global basis. We believe we will demonstrate the impact a technology provider can have on a business of GM's size and stature," added Demetriades.

    Financial terms of the agreement between SeeBeyond and GM were not disclosed.

About General Motors

    General Motors (NYSE: GM), the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide. It employs about 388,000 people globally. GM is investing aggressively in high technology and eBusiness within its global automotive operations and through such initiatives as e-GM, GM BuyPower, OnStar and its Hughes Electronics Corp. (NYSE: GMH) subsidiary.

About SeeBeyond

    As the leading global provider of eBITM (eBusiness Integration) solutions, SeeBeyond (Nasdaq: SBYN) enables the seamless flow of information within and among enterprises in real time. The SeeBeyond eBI Suite offers a rapidly deployable and infinitely scalable infrastructure for application integration, business-to-business connectivity and business processes optimization. SeeBeyond has more than 1,400 customers worldwide, including ABB, ABN Amro, Allstate Insurance Company, Barnes & Noble.com, Bausch & Lomb, BHP, Daimler-Chrysler, Florida Power & Light, Fluor Daniel, DuPont, Hewlett Packard, Nike, Pfizer and Sprint. Key global business and technology consulting partners include Accenture, EDS, Computer Sciences Corporation, Cap Gemini Ernst & Young, KPMG Consulting, PricewaterhouseCoopers and answerthink. Software partners include BroadVision, Onyx Software, Oracle, SAP and Siebel Systems.

    SeeBeyond has global headquarters in Monrovia, Calif. and sales and marketing headquarters in Redwood Shores, Calif. For more information, please visit www.seebeyond.com.

#  #  #

    eBI is a trademark of SeeBeyond Technology Corporation. All other trade names are the property of their respective owners.

    This press release contains forward-looking statements concerning the SeeBeyond product suite, and the future success and promotion of the relationship between SeeBeyond and GM. Actual events in future periods are subject to risks and uncertainties which would cause actual results to differ materially from those projected. Those risks include, but are not limited to, changes in market conditions, the impact of competition in the eBusiness integration software marketplace, levels of customer demand and the pace of information technology-related spending, and the general state of the economy. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in SeeBeyond's filings with the Securities and Exchange Commission (filed under the company's former name, Software Technologies Corporation) and its Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2000. The company does not undertake to update any forward-looking statements.

QuickLinks

GENERAL MOTORS SELECTS SEEBEYOND AS THE GLOBAL STANDARD FOR ENTERPRISE-WIDE INTEGRATION SOLUTIONS
  About General Motors
  About SeeBeyond